Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACTS:
ArthroCare Corp.
Corinne Ervin
512-391-3907

The Ruth Group
Nick Laudico / Zack Kubow
646-536-7030 / 7020

ARTHROCARE REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS

Austin, Texas — August 3, 2010 — ArthroCare Corp. (NASDAQ: ARTC), a leader in developing state-of-the-art, minimally invasive surgical products, announced its financial results for the second quarter ended June 30, 2010 as follows:

SECOND QUARTER 2010 HIGHLIGHTS

•                  Second quarter 2010 total revenue of $88.8 million

•                  Product margin of 65.9 percent

•                  Operating income of $12.3 million

•                  Net income available to common stockholders of $7.3 million, or $0.22 per diluted share

REVENUE

Total revenue for the second quarter of 2010 was $88.8 million, compared to $80.8 million for the second quarter of 2009. Product sales increased in both the Company’s core Sports Medicine and ENT businesses and across all geographies. Changes in exchange rates decreased the U.S. dollar reported value of product sales by approximately $0.3 million.

Sports Medicine product sales increased $4.9 million, or 9.8 percent, in the second quarter of 2010 compared to the same period of 2009. Americas Sports Medicine product sales increased $2.3 million, or 6.4 percent, in the second quarter of 2010 compared to the same period in 2009, due to higher contract manufacturing volume, partially offset by lower sales of the Company’s proprietary Sports Medicine products. International Sports Medicine product sales increased $2.6 million, or 18.0 percent, in the second quarter of 2010 compared to the same period in 2009.

ENT product sales increased $2.5 million, or 11.2 percent, in the second quarter of 2010 compared to the same period of 2009, from increased volume of the Company’s tonsil and turbinate products as well as higher average sales prices.

Spine product sales declined $0.3 million, or 5.5 percent, in the second quarter of 2010 compared to the second quarter of 2009.

PRODUCT MARGIN

Product margin was 65.9 percent for the second quarter of 2010 compared to 71.5 percent for the second quarter of 2009.  Product margin for the second quarter of 2010 was lower due to higher contract manufactured product sales which generally realize lower margins and adjustments made to the carrying value of inventory for excess and obsolete items.

INCOME (LOSS) FROM OPERATIONS

Income from operations for the second quarter of 2010 was $12.3 million compared to a loss from operations of $2.4 million for the same period in 2009. Investigation and restatement related expenses were $0.5 million in the second quarter of 2010 compared to $7.3 million in the second quarter of 2009. Sales and marketing and general and administrative expenses declined by $2.6 million and $3.1 million, respectively, compared to the second quarter of 2009.  The improvement in sales and marketing expenses was a result of lower product demonstration costs, lower bad debt allowance requirements due to accounts receivable collection and aging improvement, and a quarter over quarter decline in sales expenses associated with the Company’s Spine business following the restructuring of its Americas sales organization in 2009.  Moreover, contract manufactured products did not incur direct sales and marketing costs, such as commission expense. The improvement in general and administrative expenses was a result of lower legal fees after the completion of the arbitration matter involving Gyrus and Ethicon in December 2009.  Research and development expenses were $1.0 million lower in the second quarter of 2010 compared to the same period in 2009, primarily due to one-time charges associated with third party service contracts that have since terminated, offset by higher personnel headcount.

NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS

Second quarter 2010 net income available to common stockholders was $7.3 million, or $0.22 per diluted share, compared to a net loss of $2.7 million, or ($0.10) per share, for the second quarter of 2009.

BALANCE SHEET AND CASH FLOWS

Cash, cash equivalents, restricted cash equivalents, and investments increased $25.8 million to $83.2 million as of June 30, 2010 from $57.4 million at December 31, 2009.  Cash flows provided by operating activities for the six months ended June 30, 2010 was $32.4 million compared to $22.8 million for the six months ended June 30, 2009.  Net inventory balances decreased approximately $6.4 million and accounts receivable decreased $1.1 million from December 31, 2009. The Company continues to focus on working capital efficiency, process improvements, and cash conversion.

CONFERENCE CALL

ArthroCare will hold a conference call with the financial community to present these results at 8:30 a.m. ET/5:30 a.m. PT on Wednesday, August 4, 2010. To participate in the live conference call dial 800-785-6380.  A live and on-demand webcast of the call will be available on ArthroCare’s Web site at www.arthrocare.com.  A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21477843.  The replay will remain available through August 17, 2010.

ABOUT ARTHROCARE

Founded in 1993, ArthroCare Corp. is a highly innovative, multi-business medical device company that develops, manufactures, and markets minimally invasive surgical products. With these products, ArthroCare targets a multi-billion dollar market across several medical specialties, significantly improving existing surgical procedures and enabling new, minimally invasive procedures. Many of ArthroCare’s products are based on its patented Coblation® technology, which uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue — minimizing damage to healthy tissue. Used in surgeries worldwide, Coblation-based devices have been developed and marketed for sports medicine; spine/neurologic; ear, nose and throat (ENT); cosmetic; urologic; and gynecologic procedures. ArthroCare also has added a number of other technologies to its portfolio, including Opus Medical sports medicine, Parallax spine and Applied Therapeutics ENT products, to complement Coblation within key indications.

FORWARD-LOOKING STATEMENTS

The information provided herein includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on beliefs and assumptions by management and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Additional factors that could cause actual results to differ materially from those contained in any forward-looking statement include, without limitation: the ability of the Company to fulfill its obligations with respect to the rights of the holders of the Series A Convertible Preferred Stock, including but not limited to the redemption rights and registration rights of the holders of the Series A Convertible Preferred Stock; the resolution of litigation pending against the Company; the Company’s ability to design or improve internal controls to address issues detected in its reviews of internal controls and insurance reimbursement practices or by management in its reassessment of the

Company’s internal controls; the impact upon the Company’s operations of legal compliance matters or internal controls review, improvement and remediation; the ability of the Company to control expenses relating to legal compliance matters or internal controls review, improvement and remediation; the Company’s ability to remain current in its periodic reporting requirements under the Exchange Act and to file required reports with the Securities and Exchange Commission on a timely basis; the results of the investigations being conducted by the Staff of the Division of Enforcement of the Securities and Exchange Commission and the United States Department of Justice; the impact on the Company of additional civil and criminal investigations by state and federal agencies and civil suits by private third parties involving the Company’s financial reporting and its previously announced restatement and its insurance billing and healthcare fraud-and-abuse compliance practices; the ability of the Company to attract and retain qualified senior management and to prepare and implement appropriate succession planning for its Chief Executive Officer; general business, economic and political conditions; competitive developments in the medical devices market; changes in applicable legislative or regulatory requirements; the Company’s ability to effectively and successfully implement its financial and strategic alternatives, as well as business strategies, and manage the risks in its business; and the reactions of the marketplace to the foregoing.

Financial Tables Appended

ARTHROCARE CORPORATION

Condensed Consolidated Balance Sheets - Unaudited

(in thousands, except par value data)

	June 30, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$83,181	$57,386
Accounts receivable, net of allowances of $2,984 and $4,069 at June 30, 2010 and December 31, 2009, respectively	44,739	45,789
Inventories, net	42,183	48,628
Deferred tax assets	6,727	12,983
Prepaid expenses and other current assets	5,818	6,563
Total current assets	182,648	171,349

Property and equipment, net	45,254	47,386
Intangible assets, net	14,761	17,975
Goodwill	118,604	119,076
Deferred tax assets	30,526	30,526
Other assets	4,373	4,816
Total assets	$396,166	$391,128

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,897	$14,299
Accrued liabilities	34,032	46,077
Deferred tax liabilities	—	3
Deferred revenue	—	4,508
Income tax payable	—	195
Total current liabilities	46,929	65,082

Deferred tax liabilities	280	303
Other non-current liabilities	4,800	4,844
Total liabilities	52,009	70,229

Commitments and contingencies	—	—

Series A 3% Redeemable Convertible Preferred Stock, par value $0.001; Authorized: 100 shares; Issued and outstanding: 75 shares at June 30, 2010 and December 31, 2009; Redemption value: $87,089	72,118	70,504

Stockholders’ equity:
Preferred stock, par value $0.001; Authorized: 4,900 shares; Issued and outstanding: none	—	—
Common stock, par value $0.001; Authorized: 75,000 shares; Issued and outstanding:
27,006 shares at June 30, 2010 and 26,886 shares at December 31, 2009	27	27
Treasury stock: 4,005 shares at June 30, 2010 and 4,019 shares at December 31, 2009	(108,351)	(108,724)
Additional paid-in capital	382,774	379,921
Accumulated other comprehensive income	3,154	1,645
Accumulated deficit	(5,565)	(22,474)
Total stockholders’ equity	272,039	250,395
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$396,166	$391,128

ARTHROCARE CORPORATION

Condensed Consolidated Statements of Operations - Unaudited

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenues:
Product sales	$84,631	$77,513	$171,248	$153,081
Royalties, fees and other	4,154	3,298	8,148	6,519
Total revenues	88,785	80,811	179,396	159,600

Cost of product sales	28,840	22,073	55,773	43,871

Gross profit	59,945	58,738	123,623	115,729
Operating expenses:
Research and development	8,543	9,507	17,693	17,869
Sales and marketing	27,908	30,470	55,728	60,135
General and administrative	9,095	12,173	18,077	24,121
Amortization of intangible assets	1,554	1,588	3,121	3,174
Investigation and restatement related costs	528	7,305	1,571	16,030
Reimbursement services	24	100	45	266
Total operating expenses	47,652	61,143	96,235	121,595

Income (loss) from operations	12,293	(2,405)	27,388	(5,866)
Interest and other expense, net	(89)	(940)	(190)	(2,132)
Foreign exchange loss, net	(1,075)	(990)	(4,035)	(1,135)
Interest and other expense, net	(1,164)	(1,930)	(4,225)	(3,267)

Income (loss) before income taxes	11,129	(4,335)	23,163	(9,133)

Income tax provision	3,047	(1,646)	6,254	63

Net income (loss)	8,082	(2,689)	16,909	(9,196)
Accrued dividend and accretion charges on Series A 3% Redeemable Convertible Preferred Stock	(812)	—	(1,614)	—

Net income (loss) available to common stockholders	$7,270	$(2,689)	$15,295	$(9,196)

Weighted average shares outstanding:
Basic	26,976	26,810	26,958	26,798
Diluted	27,352	26,810	27,295	26,798

Earnings (loss) per common share:
Basic	$0.22	$(0.10)	$0.47	$(0.34)
Diluted	$0.22	$(0.10)	$0.46	$(0.34)

ARTHROCARE CORPORATION

Supplemental Schedule of Product Sales

(in thousands)

	Three Months Ended				Three Months Ended
	June 30, 2010				June 30, 2009
	Americas	International	Total Product Sales	% Net Product Sales	Americas	International	Total Product Sales	% Net Product Sales

Sports Medicine	$37,701	$17,010	$54,711	64.7%	$35,429	$14,416	$49,845	64.3%
ENT	21,196	3,979	25,175	29.7%	19,466	3,179	22,645	29.2%
Spine	2,557	2,188	4,745	5.6%	2,630	2,393	5,023	6.5%
Total Product Sales	$61,454	$23,177	$84,631	100.0%	$57,525	$19,988	$77,513	100.0%

% Net Product Sales	72.6%	27.4%	100.0%		74.2%	25.8%	100.0%

	Six Months Ended				Six Months Ended
	June 30, 2010				June 30, 2009
	Americas	International	Total Product Sales	% Net Product Sales	Americas	International	Total Product Sales	% Net Product Sales

Sports Medicine	$82,092	$33,068	$115,160	67.2%	$71,258	$28,761	$100,019	65.3%
ENT	39,611	7,309	46,920	27.4%	36,773	6,111	42,884	28.0%
Spine	4,838	4,330	9,168	5.4%	5,758	4,420	10,178	6.6%
Total Product Sales	$126,541	$44,707	$171,248	100.0%	$113,789	$39,292	$153,081	100.0%

% Net Product Sales	73.9%	26.1%	100.0%		74.3%	25.7%	100.0%